Exhibit 10.11

HALYARD HEALTH, INC.

RESTRICTED SHARE UNIT AWARD

TERMS AND CONDITIONS

•	Number of Share Units Granted. The Corporation grants to «First_Name» «Last_Name» (the “Outside Director”) «Number_of_RSUs» Restricted Share Units (rounded to the nearest whole share), effective , subject to the terms and conditions of the Halyard Health, Inc. Outside Directors’ Compensation Plan (the “Plan”).

•	Transferability Restrictions. During the Restricted Period, (i) the Restricted Share Units shall remain unvested and subject to forfeiture, and (ii) the Outside Director may not sell, assign, transfer, or otherwise dispose of the Restricted Share Units except upon the death of the Outside Director (i) by will, (ii) by the laws of descent and distribution or (iii) pursuant to a designation by the Outside Director of a beneficiary or beneficiaries, provided that no such designation shall be effective unless filed with the Corporation prior to the death of such Outside Director.

•	Restricted Period. The Restricted Period shall begin on the date of the granting of this Award, and shall end on the date the Outside Director terminates service on the Board of Directors of the Corporation (the “Board”) by reason of: death; retirement; resignation; removal from office, with or without cause; total and permanent disability; separation from service by reason of a voluntary decision of the Outside Director not to stand for reelection; or any separation from service within two years of a Change in Control.

•	Dividend Credits. Holders of Restricted Share Units shall have none of the rights of a shareholder with respect to such shares. For example, holders of Restricted Share Units shall not have any right to receive dividends or other distribution or rights in respect of such shares, nor to vote such shares as the record owner thereof. During the Restricted Period, the Outside Director will be credited with dividends, equivalent in value to those declared and paid on shares of Common Stock, on all Restricted Share Units granted under this Award. These dividends will be regarded as having been reinvested in Restricted Share Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock, thereby increasing the number of Restricted Share Units held by the Outside Director.

•	Payment of Restricted Share Units. The payment of Restricted Share Units shall be made in shares of Common Stock. In lieu of any fractional shares, the Corporation shall pay an amount equal to the Fair Market Value of such fractional shares. The payment of Restricted Share Units shall be made within 90 days following the end of the Restricted Period or, if sooner, no later than March 15 of the year following the year in which the Restricted Period ends.

•	Amendments. The Board may at any time alter or amend this Award to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the common stock or any other security of the Corporation is listed, and (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof).